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                                                                March 14, 1997


VIA EDGAR
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Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street
Washington, D.C. 20549
Attention: Penny Sommer


          Re:  The Raymond Corporation:
               Registration Statement on Form 8-A12b filed March 13, 1997
               ----------------------------------------------------------


Dear Ms. Sommer:

         In response to your inquiry of March 13, 1997 and pursuant to your discussion with Peter B. Brandow of Simpson Thacher & Bartlett, The Raymond Corporation hereby requests that its filing of the above-referenced Registration Statement be withdrawn. Thank you for your help in this matter.


                                    Very truly yours,

                                    The Raymond Corporation, as Registrant


                                    By: Paul J. Sternberg
                                        ----------------------------------
                                    Name: Paul J. Sternberg
                                    Title: Vice President, General Counsel
                                           & Secretary